NEWSRELEASE

FOR IMMEDIATE RELEASE
June 10, 2009

Contacts:
Analysts Jay Gould Jim Graham	(614) 480-4060 (614) 480-3878	Media Jeri Grier Maureen Brown	(614) 480-5413 (614) 480-5512

HUNTINGTON NAMES BLAKELY CHIEF RISK OFFICER

COLUMBUS, Ohio — Huntington Bancshares Inc. today announced the appointment of Kevin Blakely as senior executive vice president and chief risk officer. In this role, he will be responsible for risk oversight across the company. The appointment will become effective in early July.

Blakely replaces Jim Nelson, Huntington’s chief risk officer since 2004, who indicated earlier this year his desire to return to Chicago for family reasons.

“Huntington recognizes the crucial role strong risk oversight plays in our business,” said Chairman, President and Chief Executive Officer Stephen D. Steinour. “Kevin Blakely is well known in the industry as an early pioneer of establishing enterprise-wide risk management practices and has a very good record of enhancing corporate governance and risk management processes. We are very pleased to have Kevin’s expertise and leadership in this critical role. Kevin will directly report to me.”

“I am delighted to join Huntington and become part of a well-run team of professionals who have the expertise and vision to position the bank for growth,” said Blakely. “Huntington’s recent successful equity issuance is just another example of how Huntington is laying the groundwork for the future.”

Blakely most recently served as president and chief executive officer of The Risk Management Association. There he often represented the financial services industry on matters of financial risk management. Blakely also held multiple risk positions at KeyCorp beginning in 1990 where he established several measures to more effectively manage risks and improve governance practices. Bringing nearly 35 years of financial services experience, he began his career at the Office of the Comptroller of the Currency (OCC) where he held a variety of management positions. Kevin’s last role at the OCC was deputy comptroller for special supervision. Blakely earned a BS degree in finance from Southern Illinois University and an MBA from Case Western Reserve University.

Steinour commented, “Kevin will succeed Jim Nelson, who is returning to the Federal Reserve Bank of Chicago as of June 15. We appreciate Jim Nelson’s leadership and guidance in managing the risk role for Huntington. We all respect Jim for his expertise and his contributions to Huntington over the past several years. We wish him and his family well.”

About Huntington

Huntington Bancshares Incorporated is a $52 billion regional bank holding company headquartered in Columbus, Ohio. Huntington has more than 143 years of serving the financial needs of its customers. Through our subsidiaries, including our banking subsidiary, The Huntington National Bank, we provide full-service commercial and consumer banking services, mortgage banking services, equipment leasing, investment management, trust services, brokerage services, customized insurance service program, and other financial products and services. Our over 600 banking offices are located in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of almost 1,400 ATMs. The Auto Finance and Dealer Services group offers automobile loans to consumers and commercial loans to automobile dealers within our six-state banking franchise area. Selected financial service activities are also conducted in other states including: Private Financial Group offices in Florida and Mortgage Banking offices in Maryland and New Jersey. International banking services are available through the headquarters office in Columbus and a limited purpose office located in both the Cayman Islands and Hong Kong.
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